Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Bluemonte Large Cap Core ETF, Bluemonte Large Cap Growth ETF, Bluemonte Large Cap Value ETF, Bluemonte Dynamic Total Market ETF, Bluemonte Global Equity ETF, Bluemonte Core Bond ETF, Bluemonte Short Term Bond ETF, Bluemonte Long Term Bond ETF, and Bluemonte Diversified Income ETF, each a series of Exchange Traded Concepts Trust, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Cleveland, Ohio
May 28, 2025